                                                                    Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                    Contacts:
                                                     AVANIR Pharmaceuticals:
Investor Relations:   Financial Media Relations:     Patrice Saxon
Tom Redington         Bob Stone                      858/ 410-2660
Redington, Inc.       The Dilenschneider Group       Gregory Hanson, CFO
203/ 222-7399         212/ 922-0900                  858/ 410-2670

              AVANIR PHARMACEUTICALS COMPLETES $6 MILLION PLACEMENT

          FUNDS TO BE USED FOR RESEARCH AND TO MEET EQUITY REQUIREMENTS
                           FOR NATIONAL MARKET LISTING

        San Diego, February 3, 2000 -- AVANIR Pharmaceuticals (OTC Bulletin
Board: AVNR) today announced that it completed a $6 million private placement financing transaction through Ladenburg Thalmann & Co., Inc. to a group of accredited investors. The funds are earmarked to meet prerequisite equity requirements in the company's planned application to list shares for trading on a national market exchange and to accelerate research and development efforts on its allergy and asthma program.

        "Getting back on a national stock market exchange is one of our highest priorities," said Gerald J. Yakatan, Ph.D., president and chief executive officer. "This investment will strengthen our balance sheet, enabling us to exceed minimum asset requirements necessary for initial listing on a national exchange and provide funding for our research programs."

        Under the terms of the offering, the company sold 2,630,137 shares of Class A Common Stock for $2.28 per share, or 28 cents above the closing bid price for the Class A common stock on January 31, 2000, the closing date. The company also issued warrants to acquire up to 263,014 shares of Class A Common Stock at an exercise price of $2.44 per share. The shares of Class A Common Stock will be restricted until registered for resale with the U.S. Securities and Exchange Commission. Under the terms of the agreement, the company's stock price must achieve certain performance milestones during the next twelve months. AVANIR Pharmaceuticals (www.avanir.com) develops novel therapeutic products for the treatment of chronic diseases. The company's lead product, docosanol, is currently under review by the U.S. Food and Drug Administration. If approved, docosanol will be the first product in the over-the-counter cold sore treatment category to have FDA approval. In addition to docosanol, the company's product development pipeline includes an option to in-license a drug for the treatment of emotional lability in neurodegenerative diseases, expected to enter Phase II/III clinical trials by mid-year. The company also has a drug research program in the pre-clinical stage of development for the treatment of the underlying biological causes of allergy and asthma.

        Established in 1876, Ladenburg Thalmann is a New York Stock Exchange member firm, headquartered in New York. With industry expertise in Internet technology, telecommunications, health care and gaming/leisure, Ladenburg Thalmann offers a broad range of corporate finance services, particularly for middle market companies.


                                      ####



The information contained in this press release, including forward looking statements contained herein, should be reviewed in conjunction with the company's Annual Report on Form 10-K and other publicly available information regarding the company, copies of which are available from the company upon request. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words "anticipate," "expect," "intend," "believe" or similar expressions, and are subject to numerous known and unknown risks and uncertainties. The company can give no assurance that it will meet the pricing milestones specified in the stock purchase agreement, which could cause the company to choose between issuing additional shares of Class A Common Stock to the investors, or making a cash payment to the investors for the value of those additional shares of Class A Common Stock. Further, the company can give no assurance that it will be listed on a national stock exchange. Market acceptance of docosanol and other drug products is unpredictable and substantially outside of the influence and/or control of the company.